Exhibit 10.13

New York office: 24 West 40th Street, 8th Fl New York, NY, 10018 Tel: +1-646-350-0702 Fax: +1-646-843-9352	London office: 75 Wimpole Street London W1G 9RS Tel: +44 (0) 20 80040270 Fax: +44 (0) 20 3318 3004

Private & Confidential

Addressee Only

Ray Prudo

76 Wimpole Street

London W1G 9RT

21 September 2015

Dear Ray

Side letter: your engagement with Celsus Therapeutics Limited (the “Company”)

As recently discussed, I am writing to confirm the value of your services to the Company as Chairman and director, and our belief that it would be in the best interests of the Company and its ultimate shareholders to enter into the arrangements set out in this Letter, on and subject to its terms.

Accordingly, I am pleased to confirm that you will be eligible to be considered for an additional cash payment (a “Fee Uplift”) in each calendar year in respect of which the Board (or appropriate sub-committee) reasonably concludes, in its absolute discretion, that your strategic leadership in the role of Chairman has generated exceptional value for the Company and its ultimate shareholders.

In assessing the amount of any such Fee Uplift, the Board (or appropriate sub-committee) will consider relevant factors, potentially including (without limitation) Company performance and relevant legal obligations, stock exchange rules, and corporate governance requirements. The maximum amount of any Fee Uplift will be as set by the appropriate sub-committee in its absolute discretion for the relevant calendar year. Any Fee Uplift will be paid to you as a US$ cash payment, less all applicable withholdings required by law.

Payment of any Fee Uplift is conditional upon your ongoing compliance with the terms of your Appointment, and your not having ceased to be Chairman and/or a director of the Company by reason of your resignation or further to Article 25.1.2, 25.1.3, 25.1.4, 25.1.5 and/or 25.1.6 of the Company’s Articles of Association (as amended from time to time) as at the date on which the relevant Fee Uplift is due to be paid. In addition, any payment made to you further to this Letter shall be subject to reduction or repayment by reason of a correction or restatement of the Company’s financial information, if and to the extent such reduction or repayment is required by any applicable law or stock exchange rule.

This Letter supplements the terms of your letter of appointment with the Company dated on or around the date of this Letter (your “Appointment”), and defined terms not otherwise defined in this Letter will have the meaning set out in the Appointment. Like your Appointment, this Letter will take effect from, and be conditional upon, Completion, and similarly if Completion does not take place by 31 December 2015, its terms will be null and void and shall have no effect. The terms of your Appointment will continue unchanged save as set out in this Letter.

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This Letter is governed by, and shall be construed in accordance with, the laws of England, and the parties agree to submit to the jurisdiction of the courts of England. It contains the entire agreement and understanding between the parties in relation to the matters set out herein, and replaces all previous negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) in this regard, which are hereby treated as terminated by mutual consent.

I trust the above is all in order, but please don’t hesitate to contact me if you have any questions.

Yours sincerely

/s/ Gur Roshwalb

…………………………………………………..

For and on behalf of Akari Therapeutics, Plc

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